Exhibit 99.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and "Financial Statements and Experts" in the Prospectus/Proxy Statement and to the use of our reports, dated May 21, 2020 on the financial statements and financial highlights of Dreyfus Institutional Preferred Money Market Fund for the fiscal year ended March 31, 2020 and dated March 24, 2020 on the financial statements and financial highlights of Dreyfus Cash Management for the fiscal year ended January 31, 2020, which is incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Cash Management.

/s/ERNST & YOUNG LLP

New York, New York

November 16, 2020